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                                                                      EXHIBIT 11

                              MEDAPHIS CORPORATION

              COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
               THREE AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                         THREE MONTHS ENDED    SIX MONTHS ENDED
                                                              JUNE 30,             JUNE 30,
                                                         ------------------   ------------------
DESCRIPTION                                                1998      1997       1998      1997
-----------                                              --------   -------   --------   -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE NUMBER)
Weighted average shares outstanding during the
  period...............................................    77,136    72,443     75,318    72,339
Shares issuable upon assumed exercise of stock options,
  less amounts assumed repurchased under the treasury
  stock method.........................................        --     2,706         --     2,644
                                                         --------   -------   --------   -------
          Total weighted average common stock and
            common stock equivalents outstanding during
            the period.................................    77,136    75,149     75,318    74,983
                                                         ========   =======   ========   =======
Net loss before extraordinary item.....................  $(29,816)  $(1,260)  $(34,966)  $(4,324)
Extraordinary items, net of tax........................        --    76,391     (5,557)   76,391
                                                         --------   -------   --------   -------
          Net income (loss)............................  $(29,816)  $75,131   $(40,523)  $72,067
                                                         ========   =======   ========   =======
Net income (loss) per common share:
  Net loss before extraordinary item...................  $  (0.39)  $ (0.02)  $  (0.46)  $ (0.06)
  Extraordinary items, net of tax......................        --      1.02      (0.08)     1.02
                                                         --------   -------   --------   -------
          Net income (loss)............................  $  (0.39)  $  1.00   $  (0.54)  $  0.96
                                                         ========   =======   ========   =======
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